FOR IMMEDIATE RELEASE

Tengasco Announces Purchase of Kansas Oil Production and Increase of Borrowing Base under Sovereign Bank Credit Facility to $11 million

KNOXVILLE, Tenn., June 2, 2008 -- Tengasco, Inc. (AMEX: TGC) announced today that on May 30, 2008, the Company signed a letter agreement with Black Diamond Oil, Inc. to purchase approximately 80 barrels per day of oil producing properties and related leases and equipment in Rooks County, Kansas for $5.35 million effective on closing. Closing of the purchase is expected to occur on or before July 1, 2008. The sale includes the purchase of producing oil wells and saltwater disposal wells, equipment, and the underlying working interests in leases that have been owned and operated by Black Diamond for many years.

The Company also announced that on June 2, 2008 the Company has entered into an amendment to its credit facility with Sovereign Bank of Dallas, Texas whereby the Company’s borrowing base is being increased by the Bank as a result of its review of the Company’s currently owned producing properties. The Company’s borrowing base is being increased from $7 million to $11 million effective June 2, 2008. The Company has previously utilized approximately $4.2 million of the facility, leaving approximately $6.8 million available for use by the Company upon this borrowing base increase. The Company will use $5.35 million of the available $6.8 million for the purchase of the Black Diamond Oil properties discussed above.

Tengasco’s President Jeffrey R. Bailey said “We are very pleased to acquire these producing properties from Black Diamond which are a good fit with our existing properties in Kansas. This will immediately add about 80 barrels per day of production to the approximately 600 barrels per day that we currently produce in Kansas. Our view of the underlying geology and engineering suggests we may be able to produce increased volumes from these wells. We can operate these additional properties with little additional personnel or equipment needs which will enable us to maximize the results of our Kansas production staff for the benefit of our shareholders. We are also pleased that Sovereign Bank has increased our borrowing base to $11 million, which will allow us to purchase these properties entirely for the Company’s interest and without involvement of third party participants. In addition, these new properties have not been considered by the Bank in its borrowing base review and may support additional borrowing base increases in the future.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange
Commission.

Contact:

Tengasco, Inc.
Jeffrey R. Bailey CEO, 865-675-1554